Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART & FINAL INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4079584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

SMART & FINAL INC. LONG-TERM EQUITY COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

and

SMART & FINAL INC. LONG-TERM EQUITY COMPENSATION PLAN

(Full title of the plan)

Donald G. Alvarado, Esq.

Senior Vice President – General Counsel

600 Citadel Drive

Commerce, California 90040

(Name and address of agent for service)

(323) 869-7500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (1) (3)
Common Stock (par value $0.01)
Director Equity Plan	375,000	$13.33	$4,998,750	$588.36
Compensation Plan	1,279,719	$13.33	$17,058,654	$2,007.80
Total	1,654,719	—	$22,057,404	$2,596.16

(1)	This Registration Statement includes 375,000 shares of Smart & Final Inc. common stock (“Common Stock”) to be registered under the Smart & Final Inc. Long-Term Equity Compensation Plan for Non-Employee Directors (the “Director Equity Plan”), of which 375,000 shares being registered, 9,195 shares were issued under the Director Plan on May 20, 2005. This Registration Statement also includes 1,279,719 shares of Common Stock to be registered under the Smart & Final Inc. Long-Term Equity Compensation Plan (the “Compensation Plan”). The number of shares of Common Stock being registered under the Compensation Plan is the maximum number of additional shares issuable pursuant to the replenishment feature of the plan and as the result of the exercise of options or the vesting of other awards granted pursuant to the Compensation Plan.
(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of Common Stock to be offered or issued pursuant to terms of the Director Equity Plan or the Compensation Plan that provide for a change in the number of securities offered or issued as a result of a stock split, stock dividend or similar transaction.
(3)	Calculated pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on average of the high and low prices reported on the New York Stock Exchange on November 14, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Certain information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is being filed to register shares of the common stock (“Common Stock”) of Smart & Final Inc., a Delaware corporation (the “Registrant”).

The Registrant proposes to register 375,000 shares of Common Stock pursuant to the Registrant’s Long-Term Equity Compensation Plan for Non-Employee Directors (the “Director Equity Plan”), which plan was approved by its stockholders at the Registrant’s annual meeting of stockholders held on May 20, 2005. On that date, a total of 9,195 shares of Common Stock were issued from the Director Equity Plan to five current and former independent directors. Because the shares of Common Stock authorized under the Director Equity Plan had not yet been registered as of the May 20, 2005 grant date, the 9,195 shares then granted are currently unregistered shares. In order for the holders of these shares to have the ability to freely trade these shares, they are being offered under this prospectus according to the provisions listed below under “Selling Stockholders”.

Additionally, the Registrant’s Long-Term Equity Compensation Plan (the “Compensation Plan”) contains a replenishment feature whereby the total number of shares available for grant under the Compensation Plan is increased, as a result of the exercise of options on Common Stock and the vesting of other awards granted pursuant to the Compensation Plan. Shares which become available for grant through the replenishment feature of the Compensation Plan are unregistered, as the prior exercise or vesting resulted in the issuance of registered shares by the Registrant. In order to provide for future grants to be made from a pool of registered shares, pursuant to General Instruction E of Form S-8, the Registrant proposes to register an additional 1,279,719 shares of its Common Stock, for future grants subject to the Compensation Plan. The 1,279,719 shares of Common Stock proposed to be registered represent the total number of shares which have become available under the replenishment feature during the fiscal years from the adoption of the replenishment feature on July 2, 2002 through May 20, 2005.

There are effective Registration Statements on Form S-8, filed with the Commission on September 9, 1997, September 24, 1999 and March 14, 2003, Commission File Numbers 333-35243, 333-87767 and 333-103819, respectively, for the balance of the shares of Common Stock subject to the Compensation Plan. The contents of such earlier registration statements are incorporated herein by reference.

SELLING STOCKHOLDERS

As noted above in “Explanatory Note”, five current and former independent directors of the Registrant have been granted a total of 9,195 shares of Common Stock of the Registrant under the Director Equity Plan. At the time of grant, and continuing to the date of this prospectus, these shares are unregistered.

The five current and former independent directors of the Registrant (the “Selling Stockholders”) may use this prospectus to sell a maximum of 9,195 shares of our Common Stock from time to time, on the New York Stock Exchange or in private transactions at prevailing market prices or at privately negotiated prices. Such shares are being registered for reoffers and resales by our Selling Stockholders, who acquired the shares pursuant to our Director Equity Plan. The Selling Stockholders may resell all, a portion, or none of the shares of Common Stock from time to time.

We are paying the expenses incurred in connection with the registration of these shares under the Securities Act. Each Selling Stockholder is responsible for any brokerage commissions or expenses he may incur in the sale of such shares. We will not receive any proceeds from the sale of such shares.

We will supplement this prospectus, from time to time, as the names of additional Selling Stockholders and/or the amounts of the shares of our Common Stock to be re-offered become known to us. We will file all such supplements to this prospectus with the Commission as required by Rule 424(b) under the Securities Act.

With this filing, the following Selling Stockholders are covered by this registration statement, each with the respective number of shares allocated from the aggregate amount being registered pursuant to the Director Equity Plan:

Name of Selling Stockholder	Position with Smart & Final Inc.	Number of Shares Beneficially Owned (1)	Number of Shares Covered by This Reoffer Prospectus(2)	Number of Shares to be Beneficially Owned if All Shares Offered Hereby Are Sold	Percent of Class Owned if All Shares Offered Hereby Are Sold(3)
Timm F. Crull	Director	18,594	1,839	16,755	*
David J. McLaughlin	Director	63,669	1,839	61,830	*
Stephen E. Watson	Director	1,839	1,839	—	*
James S. Gold	Former Director (retired effective 5/20/2005)	81,271	1,839	79,432	*
Thomas G. Plaskett	Former Director (retired effective 5/20/2005)	42,093	1,839	40,254	*

*	Denotes less than 1%.

(1)	Beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our common stock. A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days from the date of this reoffer prospectus.
(2)	Includes only shares of restricted stock, whether or not restricted as of, or within 60 days of, the date of this reoffer prospectus and granted pursuant to the Director Equity Plan.
(3)	Based on 31,081,754 shares of Common Stock outstanding as of November 14, 2005. Assumes that the Selling Shareholders dispose of all of their shares covered by this prospectus, that they do not dispose of any securities owned by them, but not covered by this prospectus, and that they do not acquire any additional securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are incorporating by reference into this Registration Statement the following documents previously filed with the Commission:

(a) Our Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (Commission File No. 001-10811), which includes audited financial statements as of and for the fiscal year ended January 2, 2005, filed with the Commission on March 11, 2005.

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2005 (Commission File No. 001-10811), filed with the Commission on May 4, 2005.

(c) Our Quarterly Report on Form 10-Q for the quarterly period ended June 19, 2005 (Commission File No. 001-10811), filed with the Commission on July 20, 2005.

(d) Our Quarterly Report on Form 10-Q for the quarterly period ended October 9, 2005 (Commission File No. 001-10811), filed with the Commission on November 16, 2005.

(e) Our Current Reports on Form 8-K (Commission File No. 001-10811) filed with the Commission on February 17, 2005, March 4, 2005, March 21, 2005, March 22, 2005, March 24, 2005, April 19, 2005, May 24, 2005, May 26, 2005, July 11, 2005, September 15, 2005, October 5, 2005, November 1, 2005 and November 7, 2005.

(f) All other reports which we filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

(g) The description of our Common Stock in our Registration Statement on Form 8-A (Commission File No. 001-10811) filed with the Commission on July 22, 1991 pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Donald G. Alvarado, Senior Vice President and General Counsel of Smart & Final Inc., who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an employee of the Company, and holds either directly or indirectly 34,692 shares of our Common Stock and stock options to acquire 89,598 shares of our Common Stock.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation of the Registrant contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit. Section 145 of the DGCL permits, and under certain circumstances requires, the Registrant to indemnify its directors, officers, employees, and agents subject to certain conditions and limitations. The Registrant’s Bylaws contain provisions to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. In addition, the Registrant maintains officers’ and directors’ liability insurance which insures against liabilities that its officers and directors may incur in such capacities.

Item 7. Exemption from Registration Claimed.

The 9,195 shares included in this Registration Statement that were issued to the Selling Stockholders pursuant to the Director Equity Plan prior to the date hereof were issued in reliance upon Section 4(2) of the Securities Act as transactions not involving a public offering.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Smart & Final Inc. Long-Term Equity Compensation Plan for Non-Employee Directors, incorporated herein by reference to Exhibit B from our Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 20, 2005

4.2	Smart & Final Inc. Long-Term Equity Compensation Plan (Amended and Restated), incorporated herein by reference to Exhibit A from our Definitive Proxy Statement on Schedule 14A as filed with the Commission on June 13, 2002

5*	Opinion of Donald G. Alvarado

23.1*	Consent of Donald G. Alvarado (included in Exhibit 5 to this Registration Statement)

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

*	Filed herewith

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on November 16, 2005.

SMART & FINAL INC.

By:	/s/ Richard N. Phegley
Richard N. Phegley
Chief Financial Officer and Senior Vice President (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Etienne Snollaerts Etienne Snollaerts	Chief Executive Officer (Principal Executive Officer) and Director	November 16, 2005

/s/ Richard N. Phegley Richard N. Phegley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2005

/s/ Ross E. Roeder Ross E. Roeder	Director (Chairman)	November 16, 2005

/s/ Pascal Announ Pascal Announ	Director	November 16, 2005

/s/ Thierry Bourgeron Thierry Bourgeron	Director	November 16, 2005

/s/ Timm F. Crull Timm F. Crull	Director	November 16, 2005

/s/ David J. McLaughlin David J. McLaughlin	Director	November 16, 2005

/s/ Joel-Andre Ornstein Joel-Andre Ornstein	Director	November 16, 2005

/s/ Stephen E. Watson Stephen E. Watson	Director	November 16, 2005

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